Exhibit 10.19

Cost Plus, Inc. – Fiscal 2008 Management Incentive Plan

Introduction

The purpose of the Fiscal 2008 Management Incentive Plan (the “Plan”) is to reward for performance by focusing Cost Plus management on the profitable growth of the company.

Administration of the Plan

The Compensation Committee (the Committee) will approve or disapprove final disposition of all matters pertaining to the administration of the Plan.

The Chief Executive Officer (CEO) has the responsibility to administer the Plan. The CEO will be responsible for reviewing and approving financial performance goal(s). The CEO will recommend, for Committee approval, changes to the Company financial performance goal(s) within thirty days of the beginning of a new fiscal year (“Plan Period”).

Plan Participants.

The officers of the company (Senior Vice President and above) are eligible to participate in this Plan.

Plan Performance Measures

Performance measures are established at the start of the Plan period. To assist in determining actual levels of accomplishment on each performance measure, three levels of performance are identified:

•	Threshold – the level below which no compensation will be awarded on a particular performance measure.

•	Target – the budgeted or expected level of performance. It is anticipated that goals at this level will contain some ‘stretch’.

•	Outstanding – truly superior performance that exceeds the expected level.

The Plan uses the same financial performance measures for each eligible position. The financial goal is EBITDA ( Earnings Before Interest Depreciation Taxes and Amortization). The definition of this measure and the goal levels are recommended by the CEO and approved by the Committee.

Target Awards

Target awards are expressed as a percentage of base salary and vary by position level ranging from 30% to 100% of base salary. Potential payouts range from 10% of the target bonus if the minimum goals are achieved to 125% of the target bonus if the maximum goals are achieved. Awards will be paid within three months of the end of the fiscal year.

Amendment or Termination of the Plan

The Committee may terminate, amend or modify this Plan at any time.

Other Considerations

Right of Assignment – no right or interest in the Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment – participation under this Plan does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Plan period does not guarantee the participant the right to participation in any subsequent Plan period.

Withholding for Taxes – Cost Plus has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such payments.